Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Fourth Quarter 2018 Results and Provides an Update on Operations and Other Activities

DENVER, COLORADO — March 12, 2019 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced its fourth quarter 2018 results and provided an update on recent well results, operations and other matters.

Net production for the three months ended December 31, 2018 averaged 17,196 barrels of oil equivalent per day (Boe/d).  Production was comprised of 69% oil, 14% natural gas liquids (NGLs) and 17% natural gas for the quarter.  Third party sour gas takeaway constraints in Halcón’s Monument Draw area resulted in significantly lower gas and NGL volumes than expected and also had a negative impact on oil production.  The Company expects to resolve this take-away issue when its sour gas treatment plant is completed later this month.

Halcón generated total revenues of $60.3 million for the fourth quarter of 2018.  The Company reported net income available to common stockholders of $146.7 million or net income per basic and diluted share of $0.93 for the fourth quarter of 2018.  After adjusting for selected items (see Selected Item Review and Reconciliation table for additional information), the Company generated a net loss of $(13.9) million, or $(0.09) per diluted share for the fourth quarter of 2018.  Adjusted EBITDA (see EBITDA Reconciliation table for additional information) totaled $24.5 million for the fourth quarter of 2018.

Excluding the impact of hedges, Halcón realized 83% of the average NYMEX oil price, 34% of the average NYMEX oil price for NGLs and 29% of the average NYMEX natural gas price (see Selected Operating Data table for additional information) during the fourth quarter of 2018.  The Company’s realized gas price was lower than previous periods primarily as a result of low WAHA prices in the quarter.  Realized hedge losses totaled approximately $2.6 million during the fourth quarter.

Total operating costs per unit, after adjusting for selected items (see Selected Operating Data table for additional information), were $21.14 per Boe for the fourth quarter of 2018, compared to $18.20 per Boe for the third quarter of 2018.  This increase in per unit total operating costs was primarily driven by increased water disposal costs associated with the Company’s previously announced water infrastructure divestiture in addition to higher water disposal costs related to recently completed wells in West Quito Draw.   The higher costs were also partially attributable to a short-term sour gas takeaway agreement in Monument Draw to alleviate takeaway constraints.

Liquidity and Capital Spending

As of December 31, 2018, Halcón’s liquidity was $321 million consisting of $47 million in cash on hand plus an undrawn $275 million revolving credit facility less letters of credit outstanding.

During the fourth quarter of 2018, Halcón incurred capital costs of approximately $94 million on drilling and completions and $41 million on infrastructure, seismic and other.

Hedging Update

As of March 12, 2019, Halcón has ~12,835 barrels per day (Bbl/d) of oil hedged for 2019 at an average price of $56.95 per barrel.  For 2020, the Company has ~5,695 Bbl/d of oil hedged at an average price of $58.04 per barrel.  Halcón also has Midland vs. Cushing basis differential swaps in place for ~8,633 Bbl/d for 2019 at an average swap price of -$4.09 per barrel.  The Company also has Magellen East Houston vs. Cushing basis swaps in place for ~5,000 Bbl/d in the fourth quarter of 2019 at +$3.72 per barrel and ~9,000 Bbl/d in 2020 at +$2.95 per barrel.

As of March 12, 2019, Halcón had 24,000 MMBtu/d of natural gas hedged in 2019 at an average price of $2.81 per MMBtu.  The Company had WAHA vs. NYMEX basis differential swaps in place for 25,500 MMBtu/d for 2019 at an average swap price of -$1.18 per MMBtu/d.

As of March 12, 2019, Halcón had ~3,815 barrels per day of natural gas liquids hedged for 2019 at $29.34 per barrel.

Chairman’s Comments

Jim Christmas, Halcón’s Chairman of the Board commented “Although there have been significant recent changes in the executive leadership at Halcón, the Board is confident in the capabilities of the Halcón team going forward.  Halcón’s operations group is fully intact under the leadership of Jon Wright, Halcón’s Chief Operating Officer, and focused more than ever on delivering strong well results in a cost-efficient manner.

Going forward Halcón is laser-focused on cost control and capital efficiency.  The Company will continue to look for ways to improve profitability across all areas of the organization with an emphasis on ensuring we maximize returns while growing production.

The Board of Directors believes there is significant value in Halcón’s assets which is not being recognized by the market.  The Board plans to engage advisors to assist in a review of the Company’s financial and strategic options.

This engagement will include an assessment of value under various go-forward scenarios including a potential sale of select assets, M&A options and a scenario in which Halcón continues to develop and delineate its assets in the most capital efficient manner possible.  It will also include a review of alternative financing options to ensure Halcón has sufficient liquidity and financial flexibility going forward.  The engagement of advisors is an effort to ensure we fully investigate every possible option available to maximize value for our shareholders’ benefit.  We are excited about Halcón’s future prospects and look forward to executing on our efforts to improve shareholder value.”

Proved Reserve Update

Halcón’s estimated proved reserves as of December 31, 2018 increased 67% from last year to approximately 85.2 Mmboe, comprised of 59% oil, 20% NGL and 21% gas.  Proved developed reserves were approximately 39.9 Mmboe.  Halcón’s estimated proved reserves at December 31, 2018 were prepared by the independent reserve engineering firm Netherland Sewell & Associates, Inc. in accordance with Securities and Exchange Commission guidelines using an average West Texas Intermediate price of $65.56 per barrel for oil and an average Henry Hub Natural Gas spot price of $3.10 per Million British Thermal Units for natural gas, before adjustment for energy content, quality, midstream fees and basis differentials.

Operations Update

The Company recently dropped an operated rig and is planning to run two operated rigs for the remainder of 2019 focused on developing its Monument Draw and West Quito Draw areas of the Delaware Basin.  Halcón’s 2019 drilling plan is comprised of multi-well pad development with a focus on maximizing capital efficiency.  The Company’s most recent four wells in Monument Draw were drilled in record time and at much improved costs.

Halcón’s first two operated Wolfcamp horizontal wells in West Quito Draw, the Apres Vous 1H and Hornsilver 1H, were put online in early November and had peak 30-day IP rates of 1,656 Boe/d (43% oil) and 1,393 Boe/d (42% oil), respectively on restricted choke.  The 60-day peak IP rates for these wells were 1,549 and 1,341 Boe/d, respectively.  Both of these wells are located in the southern section of the Company’s West Quito Draw area and were completed with lateral lengths of approximately 9,650 feet each.  The Apres Vous targeted the lower Wolfcamp formation while the Hornsilver targeted the upper Wolfcamp formation.  After being online for more than 90 days, each of these wells continues to produce in excess of 1,000 Boe/d without artificial lift.  In the last several weeks Halcón has put five additional ~10,000 foot Wolfcamp wells online in West Quito Draw.  These wells are currently cleaning up after frac and have not yet reached peak IP rates.  Halcón expects to put four additional gross operated Wolfcamp wells online in West Quito Draw over the remainder of 2019.

After moving a rig out of Monument Draw for most of the second half of 2018, the Company recently started drilling in the area again with the start-up of its sour gas treatment plant planned for later this month.  At year-end 2018, Halcón had eight wells with surface and intermediate casing set awaiting lateral drilling and completion.  The Company plans to put four new wells online with ~5,000 to ~7,500 foot lateral lengths targeting the lower Wolfcamp by the end of April.  Halcón also plans to bring on-line the previously shut-in Sealy Ranch 7506H well in the next few weeks.  The Company plans to put an additional eight gross operated wells online in Monument Draw over the remainder of 2019.

Monument Draw Sour Gas Update

Halcón incurred approximately $20.1 million in non-recurring H2S treating costs in Monument Draw in the fourth quarter of 2018.  These costs were elevated when compared to expectations as the Company had an interruptible third party sour gas sales line that did not take as much gas as anticipated during the quarter.  As previously disclosed, Halcón has continued to incur these elevated non-recurring costs during the first quarter of 2019; however, the Company’s Valkyrie sour gas treatment plant, which is being constructed at Halcón’s central production facility in Monument Draw, is expected to be operational later this month.  The Company expects sour gas treating costs to be materially lower once this plant is operational.

2019 Guidance

The guidance below is predicated on continuing to run two operated rigs for the remainder of 2019 focused on Monument Draw and West Quito Draw.

2019 Financial Guidance

Guidance Range
2019 Production (Boe/d)	19,000 - 22,000
% Oil	55% - 60%
% NGL	20% - 24%
% Gas	18% - 23%

2019 D&C Capex ($ MM)	$190 - $210
2019 Infrastructure and Other Capex ($ MM)	$60 - $80

2019 LOE & Workover ($/Boe)	$6.50 - $7.50
2019 Recurring GTO Expense ($/Boe)	$3.25 - $3.75
2019 G&A ($ MM)	$30 - $34

Management Commentary

Jon C. Wright, Halcon’s Executive Vice President and COO commented “In 2017 and 2018, Halcón was focused on delineating and de-risking its acreage positions by drilling primarily single well pads and doing extensive R&D (i.e. shuttle logs, micro-seismic, etc.).  Our focus going forward is on maximizing well-level economics and corporate-level profitability.  We will only drill in what we believe are our best areas in an effort to maximize capital efficiency.  We have seen real improvement on recent drilling costs in Monument Draw where our most recent wells came in well below 2018 levels.  We expect West Quito well costs will also improve as we continue our development of that asset.

Unexpected high levels of H2S on Monument Draw wells resulted in our deferring drilling activity in that area for about six months, incurring very high gas treating costs and incurring additional capex to build out our H2S gathering and treating infrastructure.  Once our sour gas treating plant is operational later in March we will return to developing this premier acreage position.  The completion of this treating plant will further increase the value of our already valuable oil and gas infrastructure assets.

We are excited by the early production results of our initial wells drilled in West Quito Draw.  With the five put online recently in West Quito Draw and five more wells expected to be put online in Monument Draw in the near-term, we expect significant production growth in the second quarter of 2019.”

Conference Call and Webcast Information

Halcón Resources Corporation (NYSE:HK) has scheduled a conference call for Wednesday, March 13, 2019, at 11:00 a.m. EDT (9:00 a.m. MDT).  To participate in the conference call, dial (877) 451-6152 for domestic callers, and (201) 389-0879 for international callers a few minutes before the call begins and reference Halcón Resources conference ID 13688385.  The conference call will also be webcast live over the Internet on Halcón Resources’ website at http://www.halconresources.com in the Investors section under Events and Presentations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company focused on the acquisition, production, exploration and development of liquids-rich onshore oil and natural gas assets in the United States.

For more information contact Quentin Hicks, Executive Vice President of Finance, Capital Markets & Investor Relations, at 303-802-5541 or qhicks@halconresources.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements.  Forward-looking statements include, among others, statements about anticipated production, liquidity, capital spending, drilling and completion plans, and forward guidance.  Forward-looking statements may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “projects”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (SEC), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

HALCÓN RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Operating revenues:
Oil, natural gas and natural gas liquids sales:
Oil	$53,858	$21,202	$199,601	$340,674
Natural gas	1,505	1,143	6,791	16,194
Natural gas liquids	4,514	2,190	19,137	18,969
Total oil, natural gas and natural gas liquids sales	59,877	24,535	225,529	375,837
Other	467	742	1,080	2,128
Total operating revenues	60,344	25,277	226,609	377,965

Operating expenses:
Production:
Lease operating	9,571	2,921	25,075	61,743
Workover and other	3,779	(474)	8,574	21,739
Taxes other than income	2,975	1,608	12,787	30,757
Gathering and other	29,308	6,143	60,090	40,783
Restructuring	—	5,455	128	7,535
General and administrative	12,860	24,385	62,056	111,351
Depletion, depreciation and accretion	25,130	9,419	77,527	110,207
(Gain) loss on sale of oil and natural gas properties	—	5,947	7,235	(721,573)
(Gain) loss on sale of Water Assets	(119,003)	—	(119,003)	—
Total operating expenses	(35,380)	55,404	134,469	(337,458)

Income (loss) from operations	95,724	(30,127)	92,140	715,423

Other income (expenses):
Net gain (loss) on derivative contracts	159,228	(26,848)	92,625	1,291
Interest expense and other, net	(12,493)	(7,289)	(43,015)	(71,097)
Gain (loss) on extinguishment of debt	—	(28,866)	—	(114,931)
Total other income (expenses)	146,735	(63,003)	49,610	(184,737)
Income (loss) before income taxes	242,459	(93,130)	141,750	530,686
Income tax benefit (provision)	(95,791)	—	(95,791)	5,000
Net income (loss)	146,668	(93,130)	45,959	535,686
Non-cash preferred dividend	—	—	—	(48,007)
Net income (loss) available to common stockholders	$146,668	$(93,130)	$45,959	$487,679

Net income (loss) per share of common stock:
Basic	$0.93	$(0.63)	$0.29	$3.67
Diluted	$0.93	$(0.63)	$0.29	$3.65
Weighted average common shares outstanding:
Basic	158,148	148,504	157,011	132,763
Diluted	158,359	148,504	157,295	133,576

HALCÓN RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$46,866	$424,071
Accounts receivable	35,718	36,416
Receivables from derivative contracts	57,280	677
Prepaids and other	4,788	10,628
Total current assets	144,652	471,792
Oil and natural gas properties (full cost method):
Evaluated	1,470,509	877,316
Unevaluated	971,918	765,786
Gross oil and natural gas properties	2,442,427	1,643,102
Less - accumulated depletion	(639,951)	(570,155)
Net oil and natural gas properties	1,802,476	1,072,947
Other operating property and equipment:
Other operating property and equipment	130,251	101,282
Less - accumulated depreciation	(8,388)	(4,092)
Net other operating property and equipment	121,863	97,190
Other noncurrent assets:
Receivables from derivative contracts	12,437	—
Funds in escrow and other	2,181	1,691
Total assets	$2,083,609	$1,643,620

Current liabilities:
Accounts payable and accrued liabilities	$157,848	$131,087
Liabilities from derivative contracts	3,768	19,248
Asset retirement obligations	126	—
Total current liabilities	161,742	150,335
Long-term debt, net	613,105	409,168
Other noncurrent liabilities:
Liabilities from derivative contracts	9,139	7,751
Asset retirement obligations	6,788	4,368
Deferred income taxes	95,791	—
Commitments and contingencies
Stockholders’ equity:
Common stock: 1,000,000,000 shares of $0.0001 par value authorized; 160,612,852 and 149,379,491 shares issued and outstanding as of December 31, 2018 and 2017, respectively	16	15
Additional paid-in capital	1,095,367	1,016,281
Retained earnings (accumulated deficit)	101,661	55,702
Total stockholders’ equity	1,197,044	1,071,998
Total liabilities and stockholders’ equity	$2,083,609	$1,643,620

HALCÓN RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$146,668	$(93,130)	$45,959	$535,686
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and accretion	25,130	9,419	77,527	110,207
(Gain) loss on sale of oil and natural gas properties	—	5,947	7,235	(721,573)
(Gain) loss on sale of Water Assets	(119,003)	—	(119,003)	—
Deferred income tax provision (benefit)	95,791	—	95,791	—
Stock-based compensation, net	3,025	3,209	15,266	36,757
Unrealized loss (gain) on derivative contracts	(161,798)	27,478	(84,274)	16,468
Amortization and write-off of deferred loan costs	383	489	1,405	1,795
Amortization of discount and premium	53	239	288	2,597
Reorganization items	—	—	—	(739)
Loss (gain) on extinguishment of debt	—	28,866	—	114,931
Accrued settlements on derivative contracts	(3,282)	697	10	24
Other expense (income)	360	38	(1,618)	(3,355)
Cash flow from operations before changes in working capital	(12,673)	(16,748)	38,586	92,798
Changes in working capital	43,119	29,117	28,569	21,793
Net cash provided by (used in) operating activities	30,446	12,369	67,155	114,591

Cash flows from investing activities:
Oil and natural gas capital expenditures	(106,381)	(112,377)	(475,685)	(331,257)
Proceeds received from sales of oil and natural gas assets	2,169	102,316	3,816	2,003,894
Acquisition of oil and natural gas properties	(387)	(101,870)	(333,857)	(1,018,546)
Acquisition of other operating property and equipment	—	—	—	(25,538)
Other operating property and equipment capital expenditures	(37,606)	(27,740)	(116,995)	(53,214)
Proceeds received from sale of other operating property and equipment	213,847	507	216,083	21,798
Funds held in escrow and other	—	(4)	153	1,455
Net cash provided by (used in) investing activities	71,642	(139,168)	(706,485)	598,592

Cash flows from financing activities:
Proceeds from borrowings	145,000	—	438,000	1,349,000
Repayments of borrowings	(200,000)	(425,000)	(232,000)	(1,922,826)
Cash payments to Noteholders and Preferred Holders	—	(12,750)	—	(83,653)
Debt issuance costs	(321)	(579)	(4,334)	(17,799)
Preferred stock issued	—	—	—	400,055
Common stock issued	—	—	63,480	—
Offering costs and other	(38)	(148)	(3,021)	(13,913)
Net cash provided by (used in) financing activities	(55,359)	(438,477)	262,125	(289,136)

Net increase (decrease) in cash and cash equivalents	46,729	(565,276)	(377,205)	424,047

Cash and cash equivalents at beginning of period	137	989,347	424,071	24
Cash and cash equivalents at end of period	$46,866	$424,071	$46,866	$424,071

HALCÓN RESOURCES CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

Production volumes:
Crude oil (MBbls)	1,090	403	3,558	7,511
Natural gas (MMcf)	1,598	547	4,607	7,439
Natural gas liquids (MBbls)	226	84	749	1,249
Total (MBoe)	1,582	578	5,075	10,000
Average daily production (Boe/d)	17,196	6,283	13,904	27,397

Average prices:
Crude oil (per Bbl)	$49.41	$52.61	$56.10	$45.36
Natural gas (per Mcf), as adjusted (1)	1.05	2.09	1.51	2.18
Natural gas liquids (per Bbl)	19.97	26.07	25.55	15.19
Total per Boe	37.85	42.45	44.44	37.58

Cash effect of derivative contracts:
Crude oil (per Bbl)	$(7.28)	$1.20	$0.72	$2.26
Natural gas (per Mcf)	0.96	0.27	0.43	0.11
Natural gas liquids (per Bbl)	16.99	—	5.13	—
Total per Boe	(1.62)	1.09	1.65	1.78

Average prices computed after cash effect of settlement of derivative contracts:
Crude oil (per Bbl)	$42.13	$53.81	$56.82	$47.62
Natural gas (per Mcf)	2.01	2.36	1.94	2.29
Natural gas liquids (per Bbl)	36.96	26.07	30.68	15.19
Total per Boe	36.23	43.54	46.09	39.36

Average cost per Boe:
Production:
Lease operating	$6.05	$5.05	$4.94	$6.17
Workover and other	2.39	(0.82)	1.69	2.17
Taxes other than income	1.88	2.78	2.52	3.08
Gathering and other, as adjusted (1)	5.74	8.96	4.95	3.40
Restructuring	—	9.44	0.03	0.75
General and administrative, as adjusted (1)	5.08	25.11	7.57	5.29
Depletion	14.46	14.13	13.75	10.43

Natural gas, as reported	$0.94	$2.09	$1.47	$2.18
Gas treating fees	0.11	—	0.04	—
Natural gas, as adjusted(2)	$1.05	$2.09	$1.51	$2.18

General and administrative:
General and administrative, as reported	$8.13	$42.19	$12.23	$11.14
Stock-based compensation:
Non-cash	(1.91)	(5.55)	(3.01)	(3.68)
Transaction costs, key employee retention agreements and other:
Cash	(1.14)	(11.53)	(1.65)	(2.17)
General and administrative, as adjusted(3)	$5.08	$25.11	$7.57	$5.29

Gathering and other, as reported	$18.53	$10.63	$11.84	$4.08
Gas treating fees, rig stacking charges and other	(12.79)	(1.67)	(6.89)	(0.68)
Gathering and other, as adjusted(4)	$5.74	$8.96	$4.95	$3.40

Total operating costs, as reported	$36.98	$59.83	$33.22	$26.64
Total adjusting items	(15.84)	(18.75)	(11.55)	(6.53)
Total operating costs, as adjusted(5)	$21.14	$41.08	$21.67	$20.11

(1) Represents natural gas average prices per Mcf, gathering and other and general and administrative costs per Boe, adjusted for items noted in the reconciliation below:

(2) Natural gas, as adjusted, is a non-GAAP measure that excludes gas treating fees to remove hydrogen sulfide from natural gas produced from our Monument Draw properties.

The Company believes that it is useful to understand the effects that these charges have on natural gas sales and that exclusion of such charges is useful for comparison to prior periods.

(3) General and administrative, as adjusted, is a non-GAAP measure that excludes non-cash stock-based compensation charges relating to equity awards under our incentive stock plans, as well as other cash charges associated with certain transactions. The Company believes that it is useful to understand the effects that these charges have on general and administrative expenses and total operating costs and that exclusion of such charges is useful for comparison to prior periods.

(4) Gathering and other, as adjusted, is a non-GAAP measure that excludes rig stacking charges, certain gas treating fees to remove hydrogen sulfide from natural gas produced from our Monument Draw properties and other costs.  The Company believes that it is useful to understand the effects that these charges have on gathering and other expense and total operating costs and that exclusion of such charges is useful for comparison to prior periods.

(5) Represents lease operating, workover and other expense, taxes other than income, gathering and other expense and general and administrative costs per Boe, adjusted for items noted in the reconciliation above.

HALCÓN RESOURCES CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
As Reported:
Net income (loss) available to common stockholders, as reported	$146,668	$(93,130)	$45,959	$487,679
Non-cash preferred dividend	—	—	—	48,007
Net income (loss)	$146,668	$(93,130)	$45,959	$535,686

Impact of Selected Items:
Unrealized loss (gain) on derivatives contracts:
Crude oil	$(139,089)	$27,844	$(71,953)	$17,740
Natural gas	(2,276)	(366)	(2,945)	(1,272)
Natural gas liquids	(20,433)	—	(9,376)	—
Total mark-to-market non-cash charge	(161,798)	27,478	(84,274)	16,468
(Gain) loss on sale of oil and natural gas properties	—	5,947	7,235	(721,573)
(Gain) loss on sale of Water Assets	(119,003)	—	(119,003)	—
Loss (gain) on extinguishment of debt	—	28,866	—	114,931
Deferred financing costs expensed, net(1)	—	232	—	537
Restructuring	—	5,455	128	7,535
Gas treating fees, rig stacking charges, transaction costs and other	21,920	7,099	44,304	26,973
Selected items, before income taxes	(258,881)	75,077	(151,610)	(555,129)
Income tax effect of selected items(2)	98,299	—	97,309	—
Selected items, net of tax	$(160,582)	$75,077	$(54,301)	$(555,129)

As Adjusted:
Net income (loss) available to common stockholders, excluding selected items(3)(4)	$(13,914)	$(18,053)	$(8,342)	$(19,443)

Basic net income (loss) per common share, as reported	$0.93	$(0.63)	$0.29	$3.67
Impact of selected items	(1.02)	0.51	(0.34)	(3.82)
Basic net income (loss) per common share, excluding selected items (3)	$(0.09)	$(0.12)	$(0.05)	$(0.15)

Diluted net income (loss) per common share, as reported	$0.93	$(0.63)	$0.29	$3.65
Impact of selected items	(1.02)	0.51	(0.34)	(3.80)
Diluted net income (loss) per common share, excluding selected items (3)(5)	$(0.09)	$(0.12)	$(0.05)	$(0.15)

Net cash provided by (used in) operating activities	$30,446	$12,369	$67,155	$114,591
Changes in working capital, net of acquisitions	(43,119)	(29,117)	(28,569)	(21,793)
Cash flow from operations before changes in working capital	(12,673)	(16,748)	38,586	92,798
Cash components of selected items	25,187	13,125	44,555	36,679
Income tax effect of selected items (2)	(5,289)	—	(9,357)	—
Cash flows from operations before changes in working capital, adjusted for selected items (3)(4)	$7,225	$(3,623)	$73,784	$129,477

(1) For the 2017 column, this represents non-recurring charges in connection with the redetermination of the Company’s borrowing base under its senior revolving credit facility.

(2)  For the 2018 columns, this represents tax impact using an estimated tax rate of 21.0%. These columns include a $43.9 million (quarter-to-date) and $65.5 million (year-to-date) adjustment for the net change in valuation allowance and deferred tax asset. For the 2017 columns, this represents tax impact using an estimated tax rate of 0.0% due to the Company maintaining a full valuation allowance.

(3) Net income (loss) and earnings per share excluding selected items and cash flows from operations before changes in working capital adjusted for selected items are non-GAAP measures presented based on management’s belief that they will enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. These financial measures are not measures of financial performance under GAAP and should not be considered as an alternative to net income, earnings per share and cash flows from operations, as defined by GAAP. These financial measures may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Halcón’s performance.

(4)  For the year ended December 31, 2018, net income (loss) and earnings per share excluding selected items and cash flows from operations before changes in working capital include approximately $35.2 million of proceeds primarily related to hedge monetizations that occurred during the year.

(5) The impact of selected items for the three months ended December 31, 2018 and 2017 was calculated based upon weighted average diluted shares of 158.1 million and 148.5 million, respectively, due to the net loss available to common stockholders, excluding selected items.

The impact of selected items for the years ended December 31, 2018 and 2017 was calculated based upon weighted average diluted shares of 157.0 million and 132.8 million, respectively, due to the net loss available to common stockholders, excluding selected items.

HALCÓN RESOURCES CORPORATION

EBITDA RECONCILIATION (Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

Net income (loss), as reported	$146,668	$(93,130)	$45,959	$535,686
Impact of adjusting items:
Interest expense	12,610	8,383	45,205	74,524
Depletion, depreciation and accretion	25,130	9,419	77,527	110,207
Income tax provision (benefit)	95,791	—	95,791	(5,000)
Stock-based compensation	3,025	3,209	15,266	36,757
Interest income	(117)	(1,404)	(2,031)	(2,255)
(Gain) loss on sale of other assets	290	102	(941)	(253)
Restructuring	—	5,455	128	7,535
Loss (gain) on extinguishment of debt	—	28,866	—	114,931
(Gain) loss on sale of oil and natural gas properties	—	5,947	7,235	(721,573)
(Gain) loss on sale of Water Assets	(119,003)	—	(119,003)	—
Unrealized loss (gain) on derivatives contracts	(161,798)	27,478	(84,274)	16,468
Deferred financing costs expensed	—	232	—	537
Gas treating fees, rig stacking charges, transaction costs and other	21,920	7,628	44,304	27,502
Adjusted EBITDA(1)(2)(3)	$24,516	$2,185	$125,166	$195,066

(1)  Adjusted EBITDA is a non-GAAP measure, which is presented based on management’s belief that it will enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. This financial measure is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP. This financial measure may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Halcón’s performance.

(2)  Adjusted EBITDA for the year ended December 31, 2018 includes approximately $35.2 million of proceeds primarily related to a hedge monetizations that occurred during the year.

(3)  Adjusted EBITDA for the three months and year ended December 31, 2018 excludes approximately $20.1 million and $34.1 million, respectively, of costs to remove hydrogen sulfide from natural gas produced from the Company’s Monument Draw properties as a consequence of a third party pipeline temporarily going out of service. The Company is temporarily allowed to exclude these non-recurring costs for purposes of calculating certain debt covenants under its Senior Credit Agreement through the first quarter of 2019.